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                                  EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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              Sky Announces Completion of Three Rivers Acquisition

Sky Financial Group, Inc. (Nasdaq: SKYF) today announced the completion of its acquisition of Three Rivers Bancorp, Inc., headquartered in Monroeville, Pennsylvania, and its subsidiary Three Rivers Bank and Trust Company.

Pursuant to an election process that concluded on September 20, 2002, shareholders of Three Rivers will receive either: Sky Financial Group common stock at an exchange rate of .80 share of Sky for each share of Three Rivers; cash at the rate of $18.27 per share for each share of Three Rivers; or a combination of cash and stock. Three Rivers announced the results of the election on September 27, 2002. Sky Financial expects to merge Three Rivers Bank and Trust Company into its subsidiary Sky Bank on October 25, 2002, when it will initiate its data conversion. Sky Bank will serve the metropolitan Pittsburgh market with its seventh region, to be led by Vincent W. Locher, Regional President. Marylouise Fennell of Three Rivers Bancorp has been appointed to serve on the Board of Directors of Sky Financial Group, Inc.

"Our partnership with Three Rivers represents an exciting step in our company's growth, and we are extremely pleased at how well our companies complement each other, to the benefit of our shareholders, employees, clients and the community," said Marty E. Adams, Sky Financial Group's Chairman and CEO.

Sky Financial Group is a diversified financial holding company headquartered in Bowling Green, Ohio. Sky operates approximately 230 financial centers and ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. The company's related financial service affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Celaris Group, Picton Cavanaugh and Meyer & Eckenrode Insurance Group. Sky is located on the web at www.skyfi.com.